FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1: Name and Address of Company

Galiano Gold Inc. ("Galiano" or the "Company")
1066 West Hastings Street, Suite 1640
Vancouver, BC
V6E 3X1

Item 2: Date of Material Change

March 23, 2022

Item 3: News Release

The news release announcing the material change referred to in this report was disseminated on March 23, 2022 through Newswire and a copy has been filed under Galiano's profile on SEDAR.

Item 4: Summary of Material Change

On March 23, 2022, Galiano announced that Mr. Fausto Di Trapani, Chief Financial Officer ("CFO") of Galiano, informed the Company that he will be stepping down as CFO to pursue another opportunity.

Item 5:

5.1 Full Description of Material Change

On March 23, 2022, Galiano announced that Mr. Fausto Di Trapani, CFO, informed the Company that he will be stepping down as CFO to pursue another opportunity.

Mr. Di Trapani will continue to serve as CFO until his departure in early May 2022 and will work during the coming weeks to ensure an orderly transition of his responsibilities. Following Mr. Di Trapani's departure the Company intends to appoint Matt Freeman, current SVP Finance as its new CFO, in line with the Company's succession plan.

5.2 Disclosure for Restructuring Transaction

Not applicable.

Item 6: Reliance on Subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7: Omitted Information

Not applicable.

Item 8: Executive Officer

For further information, please contact Peter Lekich, Vice President Investor Relations of Galiano, at (778) 729-0608.

Item 9: Date of Report

April 1, 2022.